Exhibit 99.1

 Haystar Services and Technology, Inc. Announces Name Change to Dibz
                         International, Inc.

          The Company set to launch services in October 2007

    THE WOODLANDS, Texas--(BUSINESS WIRE)--Sept. 17, 2007--Haystar Services and Technology, Inc. (OTC:HYSR) announced today the Company has changed its name to Dibz International, Inc. (the "Company") and effective immediately will trade under the symbol DIBZ (OTC:DIBZ). Since acquiring Dibz International in January 2007 the Company has been developing a communications network for users of social networks such as Myspace.com and Facebook.com.

    The Company, beginning with our beta launch in October 2007, will provide a simple, intuitive and easy to use all-in-one Communications Network for users of viral social networks. The Company's services will allow the easy distribution, capturing, cataloging and review of personal content utilized by users of viral social networks. Through Dibz's all-in-one communications suite of technologies personal content will be distributed to cell phones, PDA's, social networks and email addresses - whatever a Dibz member chooses to register with the company. The Company anticipates that our all-in-one communications network will greatly simplify the "technology obstacle" for the use of cell phones and PDA's as an accepted interface to social networks.

    Mark T. Wood, Dibz CEO, stated, "We believe combining text messaging, multi-media messaging, email and video into a single, fun and easy to use network will be attractive to a large and broad segment of the over 150 million users of social networks." Mr. Wood further stated, "Our objective is to become the market leader in communication and content management systems for social networks and small business markets. We believe that our network is the only one of its kind and will provide a unique, entertaining and creative user experience. Our strategy will include building on our first to market advantage and offering unique advertising solutions reaching targeted, mobile audiences to our network sponsors."

    About Dibz International, Inc.

    Dibz International, Inc. is a technology company headquartered in The Woodlands, Texas that will provide a simple, easy to use Internet based Personal Content Management suite of technologies to users of viral social networks allowing the easy capturing, cataloging, and review of personal content utilized on viral social network sites from your PC and mobile phone.

    The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performances, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events, or otherwise.

    CONTACT: Dibz International, Inc.
             Kevin Wright, 205-393-1576
             kwright@dibz.com